Exhibit 5
May 27, 2008
Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615
Dear Sirs:
               We have acted as special counsel to Monro Muffler Brake, Inc., a New York corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 1,001,080 shares of the Company’s common stock, par value $.01 per share (the “Shares”) issuable to participants in the Monro Muffler Brake, Inc. 2007 Stock Incentive Plan, as amended (the “Plan”).
               This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
               In this capacity, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such other agreements, certificates and documents of public officials, officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for our opinion set forth below.
               We have assumed the legal capacity of natural persons executing or delivering any instrument, the genuineness of all signatures thereon, the authority of all persons executing such instruments on behalf of all parties thereto other than officers and other representatives of the Company, the authenticity of all documents submitted to us as originals, the conformity to original of all copies, facsimiles, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
               We are attorneys admitted to practice in the State of New York.
               Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered to plan participants in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Schulte Roth & Zabel LLP